SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 2, 2004

                      Better Minerals & Aggregates Company
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                              333-32518 55-0749125
           (Commission File Number) (IRS Employer Identification No.)

                          Route 522 North, P.O. Box 187
                      Berkeley Springs, West Virginia 25411
          (Address of principal executive offices, including zip code)

                                 (304) 258-2500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Item 7.  Exhibits

        Press release, dated June 2, 2004.

Item 9.  Regulation FD Disclosure.

     On June 2, 2004, Better Minerals & Aggregates Company issued a press release announcing an extension of its tender offer. A copy of such press release is attached hereto as Exhibit 99.1.




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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, Better Minerals & Aggregates Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Better Minerals & Aggregates Company


Date:    June 2, 2004          By:      /s/ Gary E. Bockrath
                                        --------------------------------
                                        Name:   Gary E. Bockrath
                                        Title:     Vice President and
                                                Chief Financial Officer


EXHIBIT INDEX

Exhibit Number           Description                                  Page



99.1                     Press release, June 2, 2004.

                                  EXHIBIT 99.1

 Better Minerals & Aggregates Company Announces Extension of Tender Offer

BERKELEY SPRINGS, W.Va., June 2-Better Minerals & Aggregates Company (BMAC) today announced that it has extended its previously announced cash tender offer relating to its 13% Senior Subordinated Notes due 2009 (CUSIP No. 087714 AC 5), which was commenced on May 4, 2004 and previously scheduled to expire at 12:00 midnight, New York City time, on Tuesday, June 1, 2004. The tender offer will now expire at 9:00 a.m., New York time, on Tuesday, June 8, 2004, unless further extended. The related consent solicitation expired at 5:00 p.m., New York City time, on Monday, May 17, 2004. All holders of notes who have previously tendered their notes do not need to re-tender their notes or take any other action in response to this extension. As of the close of business on June 1, 2004, holders of approximately 90% of the principal amount of the notes had tendered their notes.

The acceptance by BMAC for purchase of, and payment for, the notes is subject to several conditions, including the closing of a new $125 million senior secured credit facility, an amendment to BMAC's existing $30 million revolving credit agreement and other customary conditions.

The dealer manager for the tender offer is Jefferies & Company, Inc. This press release is neither an offer to purchase the notes nor a solicitation of an offer to sell the notes. The tender offer is being made only pursuant to the tender offer materials.

BMAC mines, processes and markets industrial minerals, principally industrial silica, in the eastern and midwestern United States.